Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000

Release

31 August 2021

WESTPAC UPDATES KEY DATES FOR REMAINDER OF 2021 YEAR

Westpac Banking Corporation (Westpac) has updated its key dates.

ESG Update	21 September 2021

2021 Financial Year end	30 September 2021

Closing date for receipt of director nominations before 2021 Annual General Meeting	27 October 2021

Full year 2021 results and 2021 final dividend announcement date	1 November 2021

Ex-dividend date for 2021 final dividend	5 November 2021

Record date for 2021 final dividend	8 November 2021

New York ex-dividend date for 2021 final dividend	8 November 2021

New York record date for 2021 final dividend	9 November 2021

2021 Annual General Meeting	15 December 2021*

2021 final dividend payment date	21 December 2021

Dates may be subject to change; please visit Westpac’s Investor Centre (westpac.com.au/investorcentre) for the latest proposed dates. Dividend dates are subject to Board approval and will be confirmed with the Westpac Group’s Full Year 2021 results announcement.

*Details on how to participate in the AGM and the business to be dealt with will be in the Notice of Meeting sent to shareholders in November 2021.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
M. 0419 683 411	M. 0438 284 863
P. +612 8253 4008

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.